Exhibit 10.13

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of the 10th day of February, 2021 (this “Agreement”), by and between Becton, Dickinson and Company, a New Jersey corporation (the “Company”), and Dev Kurdikar (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein). The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company in the event of any threatened or pending Change of Control. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Section 1. Certain Definitions.

(a) “Effective Date” means the first date during the Change of Control Period (as defined herein) on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or anticipation of a Change of Control, then “Effective Date” means the date immediately prior to the date of such termination of employment.

(b) “Change of Control Period” means the period commencing on the date hereof and ending on January 1, 2024; provided, however, that commencing on January 1, 2022 and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless, at least 60 days prior to the Renewal Date, the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

(c) “Affiliated Company” means any company controlled by, controlling or under common control with the Company.

(d) “Change of Control” means:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the

combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(d), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 1(d)(3)(A), 1(d)(3)(B) and 1(d)(3)(C), or (v) any acquisition that the Board determines, in good faith, was inadvertent, if the acquiring Person divests as promptly as practicable a sufficient amount of the Outstanding Company Common Stock and/or the Outstanding Company Voting Securities, as applicable, to reverse such acquisition of 25% or more thereof.

(2) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(3) Consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then- outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Section 2. Employment Period. The Company hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Employment Period”). The Employment Period shall terminate upon the Executive’s termination of employment for any reason.

Section 3. Terms of Employment.

(a) Position and Duties.

(1) During the Employment Period, (A) the Executive’s position, authority, duties and responsibilities (including offices, titles and reporting requirements) shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the office where the Executive was employed immediately preceding the Effective Date or at any other location less than 35 miles from such office.

(2) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b) Compensation.

(1) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) at an annual rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and the Affiliated Companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Annual Base Salary shall be reviewed at least annually, beginning no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date. Airy increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the term ‘‘Annual Base Salary” shall refer to the Annual Base Salary as so increased.

(2) Annual Bonus. In addition to the Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Recent Annual Bonus. “Recent Annual Bonus” shall mean the Executive’s average bonus earned under the Company’s Performance Incentive Plan, or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years prior to the Effective Date (or for such lesser number of full fiscal years prior to the Effective Date for which the Executive was eligible to earn such a bonus, and annualized in the case of any bonus earned for a partial fiscal year). Notwithstanding the foregoing, the “Recent Annual Bonus” shall mean the amount determined by multiplying (i) the Executive’s target annual bonus percentage in effect for the fiscal year in which the Effective Date occurs times (ii) the Annual Base Salary, if that amount is higher than the amount determined pursuant to the preceding sentence, or if the Executive has not been eligible to earn such a bonus for any period prior to the Effective Date. Each such Annual Bonus shall be paid no later than the 15th day of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to the terms and conditions of a nonqualified deferred compensation plan otherwise maintained by the Company for which the Executive is eligible to participate.

(3) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all cash incentive, equity incentive, savings and retirement plans, practices, policies, and programs applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.

(4) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.

(5) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and the Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

(6) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services and, if applicable, payment of club dues and use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and the Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

(8) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and the Affiliated Companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

(9) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and the Affiliated Companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

Section 4. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically if the Executive dies during the Employment Period. If the Company determines in good faith that the Disability (as defined herein) of the Executive has occurred during the Employment Period (pursuant to the definition of “Disability”), it may give to the Executive written notice in accordance with Section 10(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. “Cause” means:

(1) the willful and continued failure of the Executive to perform substantially the Executive’s duties (as contemplated by Section 3(a)(1)(A)) with the Company or any Affiliated Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive’s duties, or

(2) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this Section 4(b), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive, if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in Section 4(b)(1) or 4(b)(2), and specifying the particulars thereof in detail.

(b) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means:

(1) the assignment to the Executive of any duties inconsistent in any significant respect with the Executive’s position, authority, duties or responsibilities as contemplated by Section 3(a), or any significant diminution in such position, authority, duties or responsibilities (including offices, titles and reporting requirements), excluding for this purpose an inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(2) any failure by the Company to comply with any of the provisions of Section 3(b), other than an inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(3) the Company’s requiring the Executive (i) to be based at any office or location other than as provided in Section 3(a)(1)(B), (ii) to be based at a location other than the principal executive offices of the Company if the Executive was employed at such location immediately preceding the Effective Date, or (iii) to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

(4) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(5) any failure by the Company to comply with and satisfy Section 9(c).

For purposes of this Section 4(c), any determination of Good Reason made by the Executive shall be conclusive, provided such determination is made in good faith and on the basis of facts that the Executive reasonably believed to constitute Good Reason.

No event described above shall constitute Good Reason unless the Executive has given written notice to the Company of the existence of the event within 90 days after the initial occurrence of such event and the Company has not remedied such within 30 days of receipt of such notice.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b). “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.

(e) Date of Termination. “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination (which date shall not be more than 30 days after the giving of such notice), as the case may be, (2) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (3) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

Section 5. Obligations of the Company upon Termination.

(a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause, Death or Disability or the Executive terminates employment for Good Reason:

(1) the Company shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:

(A) the sum of (i) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) the product of (x) the higher of (I) the Executive’s average bonus earned under the Company’s Performance Incentive Plan, or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years prior to the Date of Termination (or for such lesser number of full fiscal years prior to the Date of Termination for which the Executive was eligible to earn such a bonus, and annualized in the case of any bonus earned for a partial fiscal year) and (II) the Annual Bonus paid or payable, to the Executive with respect to the fiscal year that includes the Date of Termination, with the amount of such Annual Bonus being determined based on the assumption that the target level of performance has been achieved (the “Target Bonus”) (such higher amount, the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365, and (iii) any accrued vacation pay, in each case, to the extent not theretofore paid (the sum of the amounts described in subclauses (i), (ii) and (iii), the “Accrued Obligations”); provided, however, that if the Executive had previously elected to defer all or any part of the Accrued Obligations pursuant to a nonqualified deferred compensation plan otherwise maintained by the Company, such amounts shall be deferred pursuant to such deferral election;

(B) the amount equal to the product of (i) two (2) and (ii) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus.

(2) for two years after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue welfare benefits to the Executive and/or the Executive’s family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(4) if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies and their families, provided, however, that, if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until two years after the Date of Termination and to have retired on the last day of such period;

(3) the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion; provided, that: (a) the cost of such outplacement service shall not exceed the lesser of (i) 30% of the sum of the Executive’s Annual Base Salary and Target Bonus and (ii) $100,000 and (b) the Company shall only pay the cost of such outplacement services actually incurred during the period beginning on the Executive’s Date of Termination and ending on the last day of the second year following the year within which the Executive’s Date of Termination occurred.

(4) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive as determined under the terms of any plan, program, policy or practice or contract or agreement of the Company and the Affiliated Companies (such other amounts and benefits, the “Other Benefits”).

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of peer executives of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the Affiliated Companies and their beneficiaries.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement provided, however, that if the Executive had previously elected to defer all or any part of the Accrued Obligations pursuant to a nonqualified deferred compensation plan otherwise maintained by the Company, such deferred amounts shall be paid pursuant to the terms of the nonqualified deferred compensation plan governing the payment of such amounts upon the Executive’s disability. The Accrued Obligations that have not been deferred by the Executive shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the Affiliated Companies and their families.

(d) Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide to the Executive (1) the Executive’s Annual Base Salary through the Date of Termination, (2) the amount of any compensation previously deferred by the Executive, and (3) the Other Benefits, in each case, to the extent theretofore unpaid, and shall have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. In such case, all the Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, unless the Executive had previously elected to defer all or any part of the Accrued Obligations pursuant to a nonqualified deferred compensation plan otherwise maintained by the Company, in which case such amounts shall be deferred pursuant to such deferral election.

Section 6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify, nor, subject to Section 10(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or the Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement.

Section 7. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 8. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or the Affiliated Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive’s employment by the Company or the Affiliated Companies and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

Section 9. Successors.

(a) This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 9(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

Section 10. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

Dev Kurdikar

c/o Becton, Dickinson and

Company 1 Becton Drive

Franklin Lakes, NJ 07417-1880

if to the Company:

Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, NJ 07417-1880

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 4(c)(1) through 4(c)(5), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(a), prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

11. Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted in a manner intended to comply with Section 409A of the Code. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of termination of employment, Executive is a “specified employee”, as determined in accordance with procedures adopted by the Company that reflect the requirements of Section 409A(a)(2)(B)(i) of the Code (and any applicable guidance thereunder), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such ter mination of employment is necessary to comply with Section 409A of the Code (after giving effect to all relevant exceptions including the exception for amounts qualifying as “short term deferrals”), then the Company shall defer the commencement of payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided) and accumulate such amounts with interest at a reasonable rate until the first day of the seventh month following the termination of the employment (or, if earlier, the date of the Executive’s death) at which time the accumulated amounts with interest shall be paid; and (ii) if any other payments of money or other benefits due to Executive hereunder could result in a violation of Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such a violation. To the extent any reimbursements, gross-ups, or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements, gross-ups, or in-kind benefits shall be paid no later than the last day of the calendar year next following the calendar year in which the expense was incurred or the tax was paid, as applicable, and in a manner consistent with Treas. Reg. §§ 1.409A-3(i)(l)(iv) and (v), as applicable. Any reimbursement (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(l)(iv)(B)) or in-kind benefits provided during a calendar year shall not affect the amount of reimbursement or in-kind benefits in any other calendar year.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Dev Kurdikar
Dev Kurdikar

BECTON, DICKINSON AND COMPANY

/s/ Betty Larson
Betty Larson
Executive Vice President and Chief Human Resources Officer

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